Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-261813) on Form S-8 of our report dated March 15, 2023, with respect to the consolidated financial statements of Cadre Holdings, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for leases as of January 1, 2022 due to the adoption of Accounting Standards Update 2016-02, Leases, and several related amendments, as issued by the Financial Accounting Standards Board.

/s/ KPMG LLP
Jacksonville, Florida
March 15, 2023